ROPES & GRAY LLP

PRUDENTIAL TOWER

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BOSTON, MA 02199-3600

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DRAFT

[Date]

FORM OF LEGAL OPINION

Ladies and Gentlemen:

We are furnishing this opinion in connection with the Registration Statement on Form N-14 (the “Registration Statement”) of Highland Funds II (the “Trust”), being filed by the Trust under the Securities Act of 1933, as amended (the “Act”), relating to the proposed reorganization of Highland Alternative Income Fund (the “Transferring Fund”) into Anchor Alternative Income Fund (the “Acquiring Fund”), a series of Northern Lights Fund Trust (“NLFT”), and the issuance of Investor Class shares of beneficial interest of the Acquiring Fund in connection therewith (the “Shares”), all in accordance with the terms of an Agreement and Plan of Reorganization by and among the Trust, on behalf of the Transferring Fund, NLFT, on behalf of the Acquiring Fund, and Highland Capital Management Fund Advisors, L.P., (the “Agreement”), in substantially the form included in the Registration Statement. Capitalized terms that are used and not defined in this opinion letter have the meanings given to them in the Agreement.

In connection with this opinion letter, we have examined the following documents:

(a)

A copy of the Agreement and Declaration of Trust of the Trust (the “Declaration of Trust”), dated August 10, 1992, as amended, on file in the office of the Commonwealth of Massachusetts;

(b)

A copy of the Amended and Restated By-Laws of the Trust; and

(c)

 The Agreement.

We have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein.  In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Trust, public officials and other appropriate persons.

In rendering the opinions set forth below, we have assumed that NLFT and the Acquiring Fund (a) are validly existing under the laws of its jurisdiction of organization, (b) have the power to execute and deliver the Agreement to which they are a party and to perform their obligations thereunder, and (c) have duly authorized, executed and delivered the Agreement to which they are a party.

We have made such examination of Massachusetts law as we have deemed relevant for the purpose of this opinion.  We express no opinion as to the effect of laws, rules and regulations of any state or jurisdiction other than The Commonwealth of Massachusetts and the United States of America.  Further, we express no opinion as to the state securities or “Blue Sky” laws of any jurisdiction, including The Commonwealth of Massachusetts

Based upon and subject to the foregoing and the assumptions, qualifications and limitations set forth below, we are of the opinion that:

1.

The Transferring Fund is an investment series of Highland Funds II, a statutory trust organized, existing and in good standing under the laws of the Commonwealth of Massachusetts, and to our knowledge, has Highland Funds II power to own all of its properties and assets and to carry on its business as presently conducted.

2.

The Transferring Fund is a series of a Massachusetts business trust registered as an investment company under the 1940 Act, and, to our knowledge, such registration with the Commission as an investment company under the 1940 Act is in full force and effect.

3.

This Agreement has been duly authorized, executed and delivered by Highland Funds II on behalf of the Transferring Fund and, assuming the Proxy Statement/Prospectus complies with applicable federal securities laws and assuming due authorization, execution, and delivery of this Agreement by the Acquiring Fund, is a valid and binding obligation of the Transferring Fund enforceable against the Transferring Fund in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws relating to or affecting creditors' rights generally and to general equity principles.

4.

Except as set forth in the Agreement, the execution and delivery of the Agreement did not, and the consummation of the transactions contemplated hereby will not, result in a violation of Highland Funds II's Agreement and Declaration of Trust or By-laws.

5.

To our knowledge, no consent, approval, authorization or order of any governmental authority of the United States or the Commonwealth of Massachusetts is required for consummation by Highland Funds II and the Transferring Fund of the transaction contemplated herein, except such as have been obtained under the 1933 Act, 1934 Act and the 1940 Act or made prior to the date hereof, and as may be required under state securities or “blue sky” laws as to which we express no opinion.

6.

Assuming that a consideration therefore of not less than the net asset value thereof has been paid, and assuming that such shares were issued in accordance with the terms of the Transferring Fund's registration statement, or any amendment thereto, in effect at the time of such issuance, all issued and outstanding shares of the Transferring Fund are legally issued and fully paid and non-assessable, except as set forth below.

With respect to item (6), we note that the Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust. The Declaration of Trust provides for indemnification out of the property of the Trust for all legal and other expenses reasonably incurred by any shareholder of the Trust held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder incurring financial loss on account of being a shareholder is limited to circumstances in which the Trust itself would be unable to meet its obligations.

  Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity.  We express no opinion with respect to the applicability of Section 548 of the Bankruptcy Code or any comparable provision of state law.

Except as otherwise expressly consented to by us in writing, this opinion may not be relied upon for any other purpose or by any other person. We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Ropes & Gray LLP